EXHIBIT 10.13
ADJUSTMENT OF
1994-2006 PAY-FOR-PERFORMANCE DEFERRAL PROGRAM RATES
     On January 22, 2007, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of American Express Company (the “Company”) approved the adoption of revised interest crediting rate schedules (which are based on the Company’s reported return on equity (“ROE”)) under the Company’s 1994-2004 Pay-for-Performance Deferral Programs and its 2005 and 2006 Pay-for-Performance Deferral Programs.
     For the Company’s 1994-2004 Pay-for-Performance Deferral Programs, the interest schedule provides for interest crediting on amounts deferred under such plans according to a schedule based on the reported ROE of the Company for the relevant year and the Company’s publicly announced long-term ROE target. As a result of the Compensation Committee’s action, the interest crediting schedule for these programs is now as follows:

ROE	Crediting Rate
Below Target ROE	Moody’s A Rate
At Target ROE (currently 33%-36%)	13%
Above Target ROE	16%
     For the Company’s 2005-2006 Pay-for-Performance Deferral Programs, the interest schedule also provides for interest crediting on amounts deferred under such plans according to a schedule based on the reported ROE of the Company for the relevant year and the Company’s publicly announced long-term ROE target. As a result of the Compensation Committee’s action, the interest crediting schedule for these programs is now as follows:

ROE	Crediting Rate
Below Target ROE	Moody’s A Rate
At Target ROE (currently 33%-36%)	9%
Above Target ROE	11%